Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

Investment Advisory Agreement dated January 23, 2026 (the “Agreement”), between Manulife GA Trust, a Delaware statutory trust (the “Trust”), and Manulife Investment Management Private Markets (US) LLC, a Delaware limited liability company (the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF ADVISER

The Trust hereby appoints the Adviser, subject to the supervision of the Board of Trustees (the “Trustees”) and the terms of this Agreement, as the investment adviser for the Trust, as it shall be amended by the Adviser and the Trust from time to time. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Adviser.

2.	DUTIES OF THE ADVISER

a.

Subject to the general supervision of the Trustees and the terms of this Agreement, the Adviser may at its own expense, except as noted below, select and contract with investment subadvisers (“Subadvisers”) to manage the investments and determine the composition of the assets of the Trust including any subsidiaries; provided, that any contract with a Subadviser (a “Subadvisory Agreement”) shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended (the “1940 Act”), except for such exemptions therefrom as may be granted to the Trust or the Adviser. Subject always to the direction and control of the Trustees, the Adviser will monitor compliance of each Subadviser with the investment objectives and related investment policies, as set forth in the Trust’s registration statement with the Securities and Exchange Commission, and review and report to the Trustees on the performance of such Subadviser.

b.	The Adviser shall furnish to the Trust the following:

i.

Office and Other Facilities. - The Adviser shall furnish to the Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

ii.

Trustees and Officers. - The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President of the Trust without remuneration from or other cost to the Trust.

iii.

Other Personnel. The Adviser shall furnish to the Trust, at the Trust’s expense, any other personnel necessary for the operations of the Trust. The Adviser shall not, however, furnish to the Trust personnel for the performance of functions (a) related to and to be performed under the Trust contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services and (b) related to the investment subadvisory services to be provided by any Subadviser pursuant to a Subadvisory Agreement.

iv.

Reports to Trust. The Adviser shall furnish to, or place at the disposal of, the Trust such information, reports, valuations, analyses and opinions as the Trust may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Trust, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Trust shall be borne by the Trust.

c.

In addition to having the authority to negotiate and contract with Subadvisers as set forth in section (2) (a) of this Agreement and providing facilities, personnel and services as set forth in section (2) (b), the Adviser will pay the compensation of the President and Trustees who are also directors, officers or employees of the Adviser or its affiliates.

d.

The Adviser, subject always to the direction and control of the Trustees, will manage the investments and determine the composition of the assets of the Trust and is subsidiaries in accordance with the Trust’s registration statement or any other writing setting forth the current investment objective and strategies of the Trust as approved by the Trustees. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Trust, the Adviser:

i.

will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Trust or are under consideration for inclusion in the Trust;

ii.

will formulate and implement a continuous investment program for the Trust consistent with its investment objectives and related investment policies as described in the Trust’s registration statement, as amended,

iii.	will take whatever steps are necessary to implement the investment program by the purchase and sale of securities, including the placing of orders for such purchases and sales;

iv.	will regularly report to the Trustees with respect to the implementation of the investment program;

v.	will provide assistance to the Trustees regarding the fair value of securities held by the Trust for which market quotations are not readily available;

vi.

will furnish, at its expense, (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Trust (excluding determination of net asset value and shareholder accounting services);

vii.

will, to the extent necessary or appropriate, select brokers and dealers to effect all transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Trust in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement as amended; the Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

viii.

to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients of the Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to its other clients;

ix.

will maintain all accounts, books and records with respect to the Trust as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder; and

x.	will vote all proxies received in connection with securities held by the Trust.

3.	EXPENSES ASSUMED BY THE TRUST

The Trust will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Trust shall pay or arrange for the payment of the following:

a.

Edgarization. Printing and Mailing. Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Trust, regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Trust or regulatory authorities and (iii) all tax returns;

b.

Compensation of Officers and Trustees. Compensation of the officers and Trustees of the Trust (other than persons serving as President or Trustee of the Trust who are also directors, officers or employees of the Adviser or its affiliates);

c.

Registration and Filing Fees. Registration, filing, and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Trust under the 1940 Act, as amended;

d.	Custodial Services. The charges and expenses of the custodian appointed by the Trust for custodial services;

e.	Administrative Services. The charges and expenses of the administrative services of the Trust;

f.	Accounting Fees. The charges and expenses of the independent accountants retained by the Trust;

g.	Transfer, Bookkeeping and Dividend Disbursing Agents. The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Trust;

h.	Commissions. Broker’s commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

i.	Taxes. Taxes and corporate fees payable by the Trust to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

j.	Stock Certificates. The cost of stock certificates, if any, representing shares of the Trust;

k.	Legal Services. Legal services and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with regulatory authorities;

l.	Membership Dues. Association membership dues;

m.	Insurance Premiums. Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

n.	Shareholders and Trustees Meetings. Expenses of shareholders and Trustees meetings;

o.	Pricing. Pricing of the Trust Funds and shares, including the cost of any equipment or services used for obtaining price quotations and valuing Trust portfolio investments;

p.	Interest. Interest on borrowings;

q.	Communication Equipment. All charges for equipment or services used for communication between the Adviser or the Trust and the custodian, transfer agent or any other agent selected by the Trust;

r.

Loan Servicing. Any services, reimbursed by the Trust on a pro rata basis, provided in connection with loans held by the Trust, including but not limited to servicing, loan closing, and asset administration; and

s.

Nonrecurring and Extraordinary Expense. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is, or is threatened to be made, a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.

4.	COMPENSATION OF ADVISER

The Trust will pay the Adviser the compensation specified in Appendix A to this Agreement.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7.	CONFLICTS OF INTEREST

It is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or the organizational documents of the Adviser or by specific provision of applicable law.

8.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of; (i) its execution and (ii) the date of the meeting of the shareholders of the Trust, at which meeting this Agreement is approved by the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees or by the vote of a majority of the outstanding voting securities of the Trust provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Trust if a majority of the outstanding voting securities of the Trust votes to approve the Agreement or its continuance.

If the shareholders of the Trust fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to the Trust pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect to the Trust during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to the Trust or the amount it would have received under the Agreement in respect to the Trust, whichever is less.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees, by the vote of a majority of the outstanding voting securities of the Trust, on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event if its “assignment” (as defined in the 1940 Act).

10.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

a.

the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.

the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	the chief executive officer or managing member of the Adviser or the portfolio manager of the Trust changes.

11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of the Trust and by the vote of a majority of the Trustees who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Trust if a majority of the outstanding voting securities of the Trust vote to approve the amendment.

12.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the state of Delaware, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the state of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17.	NAME OF THE TRUST

The Trust may use the name “John Hancock” or any name or names derived from or similar to the names “John Hancock Advisers, LLC,” “John Hancock Life Insurance Company” or “John Hancock Financial Services, Inc.” only for so long as this Agreement remains in effect. At such time as this Agreement shall no longer be in effect, the Trust, as the case may be, will (to the extent it lawfully can) cease to use such a name or any other name indicating that the Trust is advised by or otherwise connected with the Adviser. The Trust acknowledges that it has adopted the name John Hancock GA Senior Loan Trust through permission of John Hancock Life Insurance Company, a Massachusetts insurance company, and agrees that John Hancock Life Insurance Company reserves to itself and any successor to its business the right to grant the non -exclusive right to use the name “John Hancock” or any similar name or names to any other corporation or entity, including but not limited to any investment company of which John Hancock Life Insurance Company or any subsidiary or affiliate thereof shall be the investment adviser.

18.	LIMITATION OF LIABILITY UNDER THE DECLARATION OF TRUST

The Amended & Restated Agreement & Declaration of Trust establishing the Trust, dated October 22, 2025, a copy of which, a Certificate for which on file in the office of the Secretary of the State of Delaware, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust’s property for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

19.	LIABILITY OF THE ADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

MANULIFE GA TRUST

By:	/s/ Ian Roke
Name: Ian Roke
Title: President

MANULIFE INVESTMENT MANAGEMENT PRIVATE MARKETS (US) LLC

By:	/s/ Heidi Knapp
Name: Heidi Knapp
Title: Chief Financial Officer

APPENDIX A

The Adviser shall be entitled to receive from the Fund compensation in an amount equal to 0.55% annually of the average net assets of the Fund.

The Fund pays the Adviser a performance fee (the “Performance Fee”), on a quarterly basis, at an annual rate of 10% of the Fund’s net profits, if any, over the high water mark (as defined below); provided that the Performance Fee shall be due only if (and, to the extent necessary, shall be reduced by an amount so that), after deducting such Performance Fee, the Fund’s net profits as of end of the applicable quarter will at least equal the Preferred Return (defined below). For the purposes of calculating the Performance Fee, net profits will be determined by taking into account net realized gain or loss (including realized gain that has been distributed to shareholders during a fiscal quarter and net of Fund expenses, including the Management Fee) and the net change in unrealized appreciation or depreciation of securities positions, as well as dividends, interest and other income. No Performance Fee will be payable for any fiscal quarter unless losses and depreciation from prior fiscal quarters (the “cumulative loss”) have been recovered by the Fund, which is referred to as a “high water mark” calculation. The cumulative loss to be recovered before payment of Performance Fees will be reduced in the event of withdrawals by shareholders. The Adviser is under no obligation to repay any Performance Fees previously paid by the Fund. Thus, the payment of Performance Fee for a fiscal quarter will not be reversed by the subsequent decline of the Fund’s net asset value in any subsequent fiscal quarter.

The “Preferred Return” as of the end of the applicable fiscal quarter is an amount equal to (a) 1.25% (the “Preferred Return Rate”) multiplied by (b) the Fund’s net asset value as of the beginning of the fiscal quarter, adjusted to reflect additions to the Fund’s net asset value resulting from new Share purchases during the fiscal quarter and reductions to the Fund resulting from withdrawals by, or distributions to, shareholders during the fiscal quarter (the “Preferred Return Base”).

The Performance Fee is accrued monthly and taken into account for the purpose of determining the Fund’s net asset value. Accordingly, the repurchase price received by a shareholder whose Shares are repurchased in a repurchase offer will be based on a valuation that will reflect a Performance Fee accrual if the Fund has experienced positive performance through the date of repurchase. No adjustment to a repurchase price will be made after it has been determined. However, for shareholders whose Shares are not repurchased on an intra-quarter repurchase date, the Performance Fee accrual may subsequently be reversed prior to payment if the Fund’s performance declines within the quarter. Performance Fees payable are determined as of, and are promptly paid after, the last day of each fiscal quarter.

The Performance Fee presents certain risks that are not present in funds without a Performance Fee. The aggregate amount of the Performance Fee and the Management Fee payable by the Fund may be higher than those paid by most other registered investment companies.